Exhibit 8.1

List of Significant Subsidiaries of HUTCHMED (China) Limited

HUTCHMED Limited (PRC)

HUTCHMED International Corporation (U.S.)

Shanghai Hutchison Whampoa Pharmaceutical Sales Limited (PRC)

Hutchison Healthcare Limited (PRC)